Exhibit 10.11

AMENDMENT No. 1

to

EMPLOYMENT AGREEMENT

June 28, 2022

(the “Execution Date”)

This Amendment No. 1 (the “Amendment”) to the employment agreement is entered by and between Hengguang Holding Co., Limited, a company formed and existing under the laws of the Cayman Islands (the “Company”), and Yao-te Wang, an individual (“Executive”, and together with the Company, the “Parties”, and each, a “Party”).

WHEREAS, the Parties entered into an Employment Agreement dated August 5, 2021 (the “Existing Agreement”); and

WHEREAS, the Parties hereto desire to amend the Existing Agreement to change certain terms of the Executive’s Employment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms not defined in this Amendment shall have the respective meanings assigned to them in the Existing Agreement.

2. Amendments to the Existing Agreement. As of the Execution Date, the Existing Agreement is hereby amended or modified as follows:

(a) Section 2 of the Existing Agreement is replaced in its entirety with the following:

“Subject to the terms and conditions of this Agreement, the initial term of the Employment shall commence on August 5, 2021 and continue until the one (1) year anniversary (the “Term”) from the date (the “Effective Date”) when the Company consummates its contemplated initial public offering (the “IPO”) of its ordinary shares on a U.S. national stock exchange, unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the Term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party a thirty (30)-day advance written notice not to renew the Employment prior to the expiration of the Term or unless terminated earlier pursuant to the terms of this Agreement. Notwithstanding the forgoing, if the Company fails to consummate the IPO within five (5) years from the Execution Date, unless agreed otherwise, the Company may terminate the Amendment and the Existing Agreement.”

(b) Section 7(b) of the Existing Agreement is replaced in its entirety with the following:

“Equity Incentives. In addition to his base salary, the Executive shall be eligible for participation in the Company’s performance stock bonus (the “Plan”) if adopted by the Board and approved by the shareholders of the Company and Executive’s annual stock bonus (“Stock Bonus”) shall be subject to the cap of his annual salary as set forth in Section 7(a). The shares of Stock Bonus to be granted to Executive shall be administered and issued pursuant to the terms and conditions of the Plan. The Executive shall be entitled to receive 400,000 shares of Company’s Class B Ordinary Shares, valued at $4.50 per share, for his services provided and to be provided during the period from April 16, 2022 to October 15, 2023.”

(c) Schedule A of the Existing Agreement is replaced in its entirety with the following:

Schedule A

“The annual base salary for the Executive shall be $150,000, payable on a monthly basis commencing from the Effective Date. The Company shall pay the Executive a one-time bonus of RMB 1.9 Million in cash within three days from the Effective Date. ”

3. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

(b) The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

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4. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions of such jurisdiction.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[Signature Page Follows Immediately]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

HENGGUANG HOLDING CO., LIMITED, Ltd.

By
Name:	Jiulin Zhang
Title:	Chairman of the Board

Yao-te Wang

By
Name:	Yao-te Wang
Title:	Individual

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